PRICING SUPPLEMENT NO. 3
Dated:  June 5, 1997
(To Prospectus Supplement Dated March 18, 1997 and
To Prospectus Dated March 18, 1997)

                              $80,000,000
                Central Illinois Public Service Company
         First Mortgage Bonds, Medium-Term Note Series 1997-2

                              Price: 100%
                  Original Issue Date:  June 10, 1997

Maturity Date    Principal Amount  Interest Rate   Agents' Commission
June 1, 2001       $20,000,000        6.73%              .35%
June 1, 2006       $20,000,000        7.05%              .60%
June 1, 2017       $40,000,000        7.61%              .70%

Interest Payment Dates:  June 1 and December 1,
                         commencing December 1, 1997
Agents' Commission:      $470,000
Net Proceeds to Company: $79,530,000

      Redemption: Of the Notes offered hereby (the "Offered Notes"), those due June 1, 2001 and June 1, 2006 are not subject to redemption prior to their Maturity Date. Offered Notes due June 1, 2017 are subject to redemption on or after June 1, 2007, in whole or in part at any time, at the redemption price (expressed as a percentage of principal amount) set forth under "Redemption Price" below, in effect at the date fixed for redemption, plus accrued interest to the date of redemption:
     If redeemed                   If redeemed
      during the                   during the
      12 months                     12 months
      beginning       Redemption    beginning            Redemption
      June    1         Price       June     1              Price
        2007           103.81%        2010                 101.52%
        2008           103.04%        2011                 100.76%
        2009           102.28%        2012(and thereafter) 100.00%

    Application of Proceeds: The net proceeds from the sale of the Offered Notes, together with general corporate funds of the Company, will be used for general corporate purposes, including to retire commercial paper issued to fund ongoing construction expenditures, to replace funds used to pay at maturity the Company's $15,000,000 First Mortgage Bonds, Series L, 5-7/8%, due May 1, 1997 and to pay at maturity its $43,000,000 First Mortgage Bonds, Series X, 6-1/8%, due July 1, 1997.

   Plan of Distribution: Subject to the terms and conditions contained in the Distribution Agreement, dated June 1, 1995, as amended, Smith Barney Inc. and First Chicago Capital Markets, Inc., as agents, have agreed to use their reasonable best efforts to solicit purchases of $53,000,000 of the Offered Notes, and Morgan Stanley & Co.
Incorporated, as principal, has agreed to purchase $27,000,000 of the Offered Notes. See "Plan of Distribution of Notes" in the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PRICING   SUPPLEMENT,   THE   ACCOMPANYING   PROSPECTUS
            SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Smith Barney Inc.
             First Chicago Capital Markets, Inc.
                                      Morgan Stanley & Co. Incorporated